UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2024

Cardinal Health, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017
(614) 757-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares (without par value)	CAH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement

On October 8, 2024, (i) Cardinal Health, Inc. (the “Company”), (ii) Bank of America, N.A., as Administrative Agent and (iii) each lender from time to time party thereto entered into a 364-Day Credit Agreement (the “Credit Agreement”).

The Credit Agreement, among other things, allows the Company access to $1.0 billion of revolving credit through October 7, 2025 (the “Termination Date”). The Company is permitted, subject to certain conditions specified in the Credit Agreement, to elect to have the principal of any loans outstanding on the Termination Date converted into non-revolving term loans, which shall be repaid in full on the date that is one year after the Termination Date. Interest rates on borrowings under the Credit Agreement will be based on prevailing interest rates, benchmarked based on Term SOFR and subject to the Company’s credit ratings, as described in the Credit Agreement.

The Credit Agreement contains customary representations and affirmative and negative covenants (including restrictions on incurring liens, subsidiary indebtedness and contingent obligations). The financial covenant in the Credit Agreement requires the Company to maintain, as of the last day of any fiscal quarter, a Consolidated Net Leverage Ratio, as such term is defined in the Credit Agreement and subject to certain conditions contained therein, of no greater than 3.75 to 1.00. The Credit Agreement also contains customary events of default (including non-payment of principal or interest and breaches of covenants). If any event of default occurs and is not cured within the applicable grace period, any outstanding loans under the facility may be accelerated by lenders and the lenders’ commitments under the Credit Agreement may be terminated. This revolving credit facility may be used for general corporate purposes and backs the Company's commercial paper program.

The descriptions of the provisions of the Credit Agreement are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Credit Agreement, which is filed herewith as Exhibit 10.1.

Also on October 8, 2024, the Company and The Bank of New York Mellon, as Issuing and Paying Agent, entered into a Fourth Amendment to Issuing and Paying Agency Agreement dated August 9, 2006 (the “Issuing and Paying Agency Agreement”) to increase the maximum principal amount of commercial paper notes permitted to be outstanding under its commercial paper program from $2.0 billion to $3.0 billion.

Certain of the financial institutions party to the Credit Agreement and the Issuing and Paying Agency Agreement or their respective affiliates, and the dealers under the Company’s commercial paper program, have performed and may in the future perform various lending, commercial banking, investment banking, financial advisory, securitization, trustee or other services for the Company. The Company pays these financial institutions customary fees and expenses for these services.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	364-Day Credit Agreement, dated October 8, 2024
10.2	Fourth Amendment, to Issuing and Paying Agency Agreement, dated October 8, 2024 *
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain provisions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date:	October 10, 2024	By:	/s/ AARON E. ALT
Aaron E. Alt
Chief Financial Officer